EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-127737 on Form S-8 of BankFinancial, F.S.B. of our report dated June 25, 2012 appearing in this Annual Report on Form 11-K of the BankFinancial and Subsidiaries Associate Investment Plan for the year ended December 31, 2011.

Crowe Horwath LLP

Oak Brook, Illinois

June 25, 2012